SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           BigStar Entertainment, Inc.
                          ----------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                  089896104000
                                  ------------
                                 (CUSIP Number)

                                 March 30, 2001
                  -------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |X|  Rule 13d-1(c)

         |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 089896104000                                              Page 2 of 8
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            BS Acquisition Group LLC
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY            ----------------------------------------------------
         EACH              6      SHARED VOTING POWER
      REPORTING
        PERSON                    900,200
         WITH              ----------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                           ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  900,200
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          900,200
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           11.27%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 089896104000                                              Page 3 of 8
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Ruben Azrak
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY            ----------------------------------------------------
         EACH              6      SHARED VOTING POWER
      REPORTING
        PERSON                    900,200
         WITH              ----------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                           ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  900,200
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          900,200
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           11.27%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No. 089896104000                                              Page 4 of 8
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ITEM 1.

         (a)      Name of Issuer:

                  BigStar Entertainment, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  19 Fulton Street
                  Fifth Floor
                  New York, NY 10038

ITEM 2.

(a)      Name of Person Filing:

         This statement is filed on behalf of BS Acquisition Group LLC and Ruben Azrak, the sole managing member of BS Acquisition Group LLC.

(b)      Address of Principal Business Office or, if none, Residence:

                  1385 Broadway
                  Suite 1407
                  New York, NY 10018

(c)      Citizenship:

         BS Acquisition Group LLC is a limited liability company existing under the laws of the state of Delaware, and Ruben Azrak is a citizen of the United States.

(d)      Title of Class of Securities:

         Common Stock, par value $.001 share

(e)      CUSIP Number:  089896104000

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CUSIP No. 089896104000                                              Page 5 of 8
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ITEM 3.      IF THIS  STATEMENT  IS  FILED  PURSUANT  TO  SS.SS.240.13D-1(B)  OR
             240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable

ITEM 4.      OWNERSHIP.

         The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         BS Acquisition Group LLC has the power to vote or direct the vote, and to dispose or direct the disposition, of all of its shares of the Issuer's common stock. The management of BS Acquisition Group LLC is vested exclusively in its sole managing member, Ruben Azrak. The filing of this Schedule 13G shall not be construed as an admission by any of the filing persons that they are members of a group.

(a)      Amount beneficially owned:  900,200 shares.

(b)      Percent of class: 11.27%

(c)      Number of shares as to which the person has:

(i)      Sole power to vote or to direct the vote:  0.

(ii)     Shared power to vote or to direct the vote:  900,200.

(iii)    Sole power to dispose or to direct the disposition of:  0.

(iv)     Shared power to dispose or to direct the disposition of:  900,200.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not applicable.
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CUSIP No. 089896104000                                              Page 6 of 8
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ITEM 10. CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 089896104000                                              Page 7 of 8
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 3, 2001


                  BS ACQUISITION GROUP LLC

                  By: /s/ Ruben Azrak
                     -------------------------
                          Ruben Azrak
                          Sole Managing Member

                     /s/  Ruben Azrak
                  ----------------------------
                          Ruben Azrak

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CUSIP No. 089896104000                                              Page 8 of 8
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                             Joint Filing Agreement

         Pursuant to Rule 13-1(k)(1) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on
Schedule 13G to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Dated: April 3, 2001
                                                     BS ACQUISITION GROUP LLC

                                                      /s/ Ruben Azrak
                                                     ---------------------------
                                                     By:  Ruben Azrak
                                                          Sole Managing Member

                                                      /s/ Ruben Azrak
                                                     ---------------------------
                                                          Ruben Azrak